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                                                                Exhibit (d)(8)

                         WADDELL & REED FINANCIAL, INC.

                        RESTRICTED STOCK AWARD AGREEMENT

         WADDELL & REED FINANCIAL, INC., a corporation organized and existing under the laws of the state of Delaware (or any successor corporation) (the "Company"), does hereby grant and give unto ((Name)) (the "Awardee"), an award of restricted shares of Stock (the "Restricted Stock") upon the terms and conditions hereinafter set forth (the "Award").

                               AUTHORITY FOR GRANT

         1. STOCK INCENTIVE PLAN. The Restricted Stock is granted under the provisions of the Waddell & Reed Financial, Inc. 1998 Stock Incentive Plan, as amended and restated (the "Plan"), and is subject to the terms and conditions set forth in this Restricted Stock Award Agreement (the "Agreement") and not inconsistent with the Plan. Capitalized terms used but not defined herein shall have the meaning given them in the Plan, which is incorporated by reference herein.

                                 TERMS OF AWARD

         2. NUMBER OF SHARES. In consideration of exchanging options for this Award pursuant to the Company's Tender Offer dated February 12, 2003, the Awardee is hereby granted ((Shares)) shares of Restricted StocK (the "Shares") of the Company's Class A common stock, par value $.01 on March ___, 2003 (the "Grant Date"), subject to repurchase of a portion thereof by the Company pursuant to Section 13.

         3. RESTRICTIONS. The Restricted Stock may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated until its restrictions are removed or expire as described in Sections 4, 5 and 6 of this Agreement.

         4. EXPIRATION OF RESTRICTIONS. The restrictions of the Restricted Stock will expire as set forth in this Section 4, as of the vesting dates set forth below.

                            PERCENTAGE OF SHARES OF
                           WHICH RESTRICTIONS EXPIRE              EXPIRATION DATE
                           -------------------------              ---------------
                                     33 1/3%                      March ___, 2005
                                     33 1/3%                      March ___, 2006
                                     33 1/3%                      March ___, 2007


                              TERMINATION OF AWARD

         5. TERMINATION OF EMPLOYMENT.

                  (a) TERMINATION OF EMPLOYMENT DUE TO DEATH, DISABILITY OR NORMAL RETIREMENT. If an Awardee's employment with the Company or any of its Subsidiaries or Affiliates terminates by reason of death, Disability or Normal Retirement, the

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         restrictions with respect to the Restricted Stock which have not lapsed shall immediately expire and all shares of the Restricted Stock shall become fully transferable.

                  (b) TERMINATION OF EMPLOYMENT OTHER THAN DUE TO NORMAL RETIREMENT, DEATH OR DISABILITY. If an Awardee's employment with the Company or any of its Subsidiaries or Affiliates terminates for a reason other than death, Disability or Normal Retirement, the shares of Restricted Stock for which the restrictions have not expired as of the date of such termination will continue to remain restricted and the restrictions will expire pursuant to Sections 4 and 6.

         6. CHANGE IN CONTROL OR POTENTIAL CHANGE IN CONTROL OF THE COMPANY. In the event of a Change in Control, unless otherwise determined by the Committee in writing after the Grant Date, but prior to the occurrence of such Change in Control, or, in the event of a Potential Change in Control, if and to the extent so determined by the Committee in writing after the Grant Date (subject to any right of approval expressly reserved by the Committee at the time of such determination): (a) the restrictions with respect to the Restricted Stock shall expire and such shares shall be deemed fully transferable; and (b) the value of the outstanding Stock previously subject to restrictions, shall, to the extent determined by the Committee at or after the Grant Date, be settled on the basis of the Change in Control Price as of the date the Change in Control occurs or Potential Change in Control is determined to have occurred, or such other date as the Committee may determine prior to the Change in Control or Potential Change in Control. In the sole discretion of the Committee, such settlements may be made in cash or in stock, as shall be necessary to effect the desired accounting treatment for the transaction resulting in the Change in Control or Potential Change of Control.

                         GENERAL TERMS AND PROVISIONS

         7. ADMINISTRATION OF AWARD. The Restricted Stock shall be maintained in a book-entry account (the "Account") by and at the Company's transfer agent until the restrictions associated with such Restricted Stock expire pursuant to Sections 4, 5 or 6. The Awardee shall execute and deliver to the transfer agent one or more stock powers in blank for the Restricted Stock. The Awardee hereby agrees that the transfer agent shall maintain such Account and the related stock power(s) pursuant to the terms of this Agreement until such restrictions expire pursuant to Sections 4, 5 or 6.

         8. OWNERSHIP OF RESTRICTED STOCK. From and after the time that the Account representing the Restricted Stock has been activated, the Awardee will be entitled to all the rights of absolute ownership of the Restricted Stock, including the right to vote those shares and to receive dividends thereon if, as, and when declared by the Board, subject, however, to the terms, conditions and restrictions set forth in this Agreement. Dividends paid in stock of the Company or stock received in connection with a Stock split with respect to the Restricted Stock shall be subject to the same restrictions as on such Restricted Stock. The shares of Restricted Stock subject to this Award are not eligible to be enrolled in any dividend re-investment program until the restrictions thereon lapse or expire.


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         9. ADJUSTMENT OF SHARES FOR RECAPITALIZATION, ETC. In the event there is any change in the outstanding Stock of the Company by reason of any reorganization, recapitalization, stock split, stock dividend, combination of shares or otherwise, there shall be substituted for or added to each share of Stock theretofore appropriated or thereafter subject, or which may become subject, to this Award, the number and kind of shares of stock or other securities into which each outstanding share of Stock shall be so changed or for which each such share shall be exchanged, or to which each such share shall be entitled, as the case may be. Adjustment under the preceding provisions of this Section 9 will occur automatically upon any such change in the outstanding Stock of the Company. No fractional interest will be issued under the Plan on account of any such adjustment.

         10. CONDITIONS TO DELIVERY OF STOCK AND REGISTRATION. Nothing herein shall require the Company to issue or the transfer agent to deliver any shares with respect to the Award if (a) that issuance would, in the opinion of counsel for the Company, constitute a violation of the Securities Act of 1933, as amended, or any similar or superseding statute or statutes, any other applicable statute or regulation, or the rules of any applicable securities exchange or securities association, as then in effect; or (b) the withholding obligation as provided in Section 13 of this Agreement has not been satisfied. From time to time, the Board and appropriate officers of the Company are authorized to and shall take whatever actions are necessary to file required documents with governmental authorities, stock exchanges, and other appropriate persons to make shares of Stock available for issuance.

         11. NO LIMITATION ON EXCESS PARACHUTE PAYMENTS. The provisions of
Section 14 of the Plan regarding the payment of any "Excess Parachute Payment" within the meaning of Section 280G(b)(1) of the Internal Revenue Code of 1986, as amended, shall not apply to this Agreement.

         12. NON-SOLICITATION.

                   (a) As a material inducement to the Company to enter into this Agreement with the Awardee, and in consideration for the compensation and other benefits payable hereunder to the Awardee, and for other good and valuable consideration, the Awardee hereby covenants and agrees that, during the Term of Non-Solicitation, the Awardee will not (other than for the benefit of the Company pursuant to this Agreement) directly or indirectly, individually or as an officer, director, employee, shareholder, consultant, contractor, partner, joint venturer, agent, equity owner or in any capacity whatsoever, (i) recruit, hire, assist in hiring, attempt to hire, contract with, or contact or solicit with respect to hiring any employee or agent (including, but not limited to, financial advisors) of the Company, or (ii) induce or attempt to induce any employee or agent (including, but not limited to, financial advisors) of the Company to terminate, or in any way interfere with, the relationship between the Company and any employee or agent thereof. As used in this
          Section 12, "COMPANY" shall include the Company and any of its Subsidiaries or Affiliates and "Term of Non-Solicitation" shall mean the period beginning on the Grate Date and continuing until the second anniversary of the Awardee's termination of employment with the Company or any of its Subsidiaries or


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          Affiliates for any reason, regardless of the expiration of restrictions on the Restricted Stock as contemplated under Sections 4, 5 or 6 of this Agreement.

                   (b) The Awardee acknowledges and agrees that the covenants contained in this Section 12 are reasonable and necessary to protect the business and goodwill of the Company and that their enforcement would not cause the Awardee any undue hardship or unreasonably interfere with the Awardee's ability to earn a livelihood. The Awardee further acknowledges and agrees that a breach of these covenants will result in irreparable harm and continuing damage to the Company. The Awardee therefore acknowledges that money damages would not be a sufficient remedy for any breach of this Section 12 by the Awardee, and the Company shall be entitled to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Section 12, but shall be in addition to all remedies available at law or in equity to the Company, including, without limitation, the recovery of damages from the Awardee and their agents involved in such breach. Further, if the Awardee violates the covenants and restrictions herein and the Company brings legal action for injunctive or other equitable relief, the Awardee agrees that the Company shall not be deprived of the benefit of the full period of the restrictive covenant, as a result of the time involved in obtaining such relief. Accordingly, the Awardee agrees that the provisions in this Section 12 shall have a duration stated as the Term of Non-Solicitation set forth in Section 12(a) above, extended by the period of time during which such legal action for injunctive or other equitable relief is pending. The Awardee hereby waives any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief.

                   (c) The Awardee is prohibited from disparaging the Company, the Board, the Company's executives, its employees and its products or services. For purposes of this Section 12(c), disparagement does not include (i) compliance with legal process or subpoenas to the extent only truthful statements are rendered in such compliance attempt, (ii) statements in response to an inquiry from a court or regulatory body, or (iii) statements or comments in rebuttal of media stories or alleged media stories to the extent only truthful statements are rendered in such rebuttal. Violation of this Section 12(c) shall entitle the Company to complete relief from such violation including, but not limited to, injunctive relief and damages.

                   (d) If any court or arbitrator or panel of arbitrators determines that any portion of this Section 12 is invalid or unenforceable, the remainder of this Section 12 shall not thereby be affected and shall be given full effect without regard to the invalid provisions. If any court or arbitrator or panel of arbitrators construes any of the provisions of this Section 12, or any part thereof, to be unreasonable because of the duration or scope of such provision, such court or arbitrator or panel of arbitrators shall have the power to reduce the duration or scope of such provision and to enforce such provision as so reduced.

         13. PAYMENT OF TAXES. The settlement of shares of Stock pursuant to this Award is conditioned upon satisfaction of any withholding obligation described in this Section 13. The Awardee may be required, from time to time, in the Company's discretion, to pay to the


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Company (or any Subsidiary or Affiliate as applicable), the amount that the
Company deems necessary to satisfy the Company's or its Subsidiary's or Affiliate's current or future obligation to withhold federal, state or local income or other taxes incurred by the Awardee as a result of the Award. With respect to any required tax withholding, the Awardee may (a) upon election at the time and in the manner prescribed by the Company, direct the Company to purchase from the Awardee the number of shares of Restricted Stock issued pursuant to this Award equal in value to the amount of such obligations based on the shares' Fair Market Value at the time such obligation is incurred, or
(b) deliver sufficient cash to the Company to satisfy the Company's tax withholding obligations. In the event the Company subsequently determines that the aggregate Fair Market Value of any shares of Restricted Stock repurchased as payment of any tax withholding obligation is insufficient to discharge that tax withholding obligation, then the Awardee shall pay to the Company, immediately upon the Company's request, the amount of that deficiency in cash.

         14. COMPANY RECORDS. Records of the Company or its Subsidiaries or Affiliates regarding any period(s) of employment, termination of employment and the reason therefor, leaves of absence, re-employment, and other matters shall be conclusive for all purposes hereunder, unless determined by the Company to be incorrect.

         15. RIGHT OF THE COMPANY AND SUBSIDIARIES TO TERMINATE EMPLOYMENT. Nothing contained in this Agreement shall confer upon the Awardee the right to continue in the employ of the Company or any Subsidiary or Affiliate, or interfere in any way with the rights of the Company or any Subsidiary or Affiliate to terminate the Awardee's employment at any time.

         16. NO LIABILITY FOR GOOD FAITH DETERMINATIONS. The members of the Board and the Committee shall not be liable for any act, omission, interpretation or determination taken or made in good faith with respect to this Agreement or the Restricted Stock granted hereunder and all members of the Board or the Committee and each and any officer or employee of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action, determination or interpretation.

         17. SEVERABILITY. If any provision of this Agreement is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions hereof, but such provision shall be fully severable and this Agreement shall be construed and enforced as if the illegal or invalid provision had never been included herein.

         18. SUCCESSORS. This Agreement shall be binding upon the Awardee, their legal representatives, heirs, legatees and distributees, and upon the Company, its successors and assigns.

         19. NOTICES. Any notices required by or permitted to be given to the Company under this Agreement shall be made in writing and addressed to the Secretary of the Company in care of the Company's Legal Department, 6300 Lamar Avenue, Overland Park, Kansas 66202. Any such notice shall be deemed to have been given when received by the Company.


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         20. HEADINGS. The titles and headings herein are included for convenience of reference only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

         21. RULES OF CONSTRUCTION. This Agreement has been executed and delivered by the Company in Kansas and shall be construed and enforced in accordance with the laws of said State, other than any choice of law rules calling for the application of laws of another jurisdiction. Should there be any inconsistency or discrepancy between the provisions of this Agreement and the terms and conditions of the Plan under which this Award is granted, the provisions in the Plan shall govern and prevail.

         22. AMENDMENT. This Agreement may be amended by the Committee; provided, however, that no amendment may decrease rights inherent in this Award prior to such amendment without the express written consent of the parties hereto. Notwithstanding the provisions of this Section 22, this Agreement may be amended by the Committee to the extent necessary to comply with applicable laws and regulations and to conform the provisions of this Agreement to any changes thereto.

         23. EFFECTIVE DATE. This Agreement has been executed this ____ day of ________, 2003, effective as of ____________, 2003.

                                       WADDELL & REED FINANCIAL, INC.


                                       By:
                                          -------------------------------------
                                          John E. Sundeen, Jr., Senior Vice
                                          President and Chief Financial Officer

                                          "Company"



                                       ---------------------------------------
                                          ((Name))

                                          "Awardee"


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                                                                 Exhibit (d)(8)

                                   STOCK POWER

         FOR VALUE RECEIVED, ((Name)) does hereby assign and transfer unto WADDELL & REED FINANCIAL, INC. (51-0261715) __________ shares of Class A common stock of Waddell & Reed Financial, Inc., a Delaware corporation, as granted on March ___, 2003, as evidenced by the Restricted Stock Award Agreement of even date herewith and standing in the name of the undersigned on the books of Waddell & Reed Financial, Inc. The undersigned does hereby appoint EquiServe Trust Company, N.A. as attorney-in-fact to transfer the said stock on the books of Waddell & Reed Financial, Inc. with full power of substitution in the premises.

         Dated as of this ____ day of ____________, 2003.


                                       ------------------------------------
                                       ((Name))